EXHIBIT 10.1

Performance Criteria for 2005

under the Company’s Annual Incentive Plan

        For 2005, the corporate performance criteria under the Company’s Annual Incentive Plan, which criteria were approved by the Compensation Committee of the Company’s Board of Directors, relate to increases in revenue and improvements in operating profit as a percentage of sales.